Exhibit 99.1
For Immediate Release
VPG Reports Fiscal 2014 Third Quarter Results
Third quarter net revenues up 9.8% year-over-year and adjusted diluted earnings per share is $0.23. Cash generated from operations for the third quarter was $7.7 million and free cash flow was $5.5 million.*

MALVERN, Pa. (November 5, 2014) -- Vishay Precision Group, Inc. (NYSE: VPG), a leading producer of precision sensors and systems, based on its resistive foil technology, today announced financial results for its third quarter ended September 27, 2014.
Ziv Shoshani, VPG’s chief executive officer said, “I am pleased with our results this quarter as well as for the first nine months of the year. Organic growth continues to increase at a good pace, fueled by higher volumes. Top line growth also continues to drive increased diluted earnings per share. We also had a very good quarter for cash generated from operations and free cash flow.”
Mr. Shoshani added, “We are confident that our recently launched new products and applications should continue to contribute to our increased revenues and profitability and we also remain focused on our acquisition strategy as a key driver of long term value creation.”
Net revenues for the third quarter of 2014 were $63.4 million, representing a 9.8% increase from $57.7 million of net revenues for the comparable prior year period. Net revenues for the nine months of 2014 were $189.6 million, representing a 6.5% increase from the $178.0 million of net revenues for the comparable prior year period. Comparing sequential results, net revenues for the third quarter of 2014 decreased by $1.8 million, or 2.7%, from $65.2 million in the second quarter of 2014.
Net earnings attributable to VPG stockholders for the third quarter of 2014 were $3.1 million, or $0.22 per diluted share, compared to net earnings attributable to VPG stockholders for the third quarter of 2013 of $1.5 million, or $0.11 per diluted share. Net earnings attributable to VPG stockholders for the nine months of 2014 were $8.3 million, or $0.59 per diluted share, compared to net earnings attributable to VPG stockholders for the nine months of 2013 of $3.2 million, or $0.23 per diluted share.
Adjusted net earnings attributable to VPG stockholders for the third quarter of 2014 were $3.2 million, or $0.23 per diluted share, versus adjusted net earnings attributable to VPG stockholders of $1.2 million, or $0.09 per diluted share for the comparable prior year period. Net earnings attributable to VPG stockholders for the third quarter of 2014 include $0.2 million of KELK acquisition purchase accounting adjustments (which impacted costs of products sold), and restructuring costs, and related tax effects of $0.1 million, versus $0.9 million of KELK purchase accounting adjustments (which impacted costs of products sold) $0.1 million of restructuring costs, $0.1 million of restructuring costs, and the impact of a one-time tax benefit of $1.3 million in the third quarter of 2013.
Adjusted net earnings attributable to VPG stockholders for the nine months of 2014 were $8.7 million, or $0.62 per diluted share, versus adjusted net earnings attributable to VPG stockholders of $6.2 million, or $0.44 per diluted share for the comparable prior year period. Net earnings attributable to VPG stockholders for the nine months of 2014 include $0.5 million of KELK acquisition purchase accounting adjustments (which impacted cost of goods sold) and restructuring costs, and the related tax effects of $0.1 million, versus approximately $4.4 million of KELK acquisition purchase accounting adjustments (which impacted costs of products sold), $0.8 million of acquisition costs, $0.5 million of restructuring costs, and the related tax effects of $2.6 million which include the impact of a one-time tax benefit of $1.3 million.
Segments
The Foil Technology Products segment revenues were $27.3 million in the third quarter of 2014, up 21.8% from $22.4 million in the third quarter last year, and down 2.5% from $28.0 million in the second quarter of 2014. The gross margin for the segment has increased to 41.4% for the third quarter of 2014 compared to 36.7% in the third quarter last year, and up from 40.2% in the second quarter of 2014. Increased year-over-year revenues are attributable primarily to higher volume. Lower sequential revenues are attributable mainly to lower volume. The gross margin improved from the comparable prior year period primarily due to increased volume and labor efficiency. The sequential gross margin increase was due to labor efficiencies, partially offset by lower volume.
The Force Sensors segment revenues of $17.5 million in the third quarter of 2014 were up 6.7% compared to $16.4 million in the third quarter last year, and were up 2.9% from $17.0 million in the second quarter of 2014. The gross margin for the segment was 22.5% in the third quarter of 2014 versus 17.6% in the third quarter of 2013 and 21.9% in the second quarter of 2014. Increased year-over-year revenues are attributable primarily to higher volume and by the positive effect of exchange rates. The increase in sequential revenues is attributable to higher volume. The gross margin for the quarter increased from the comparable prior year period primarily due to manufacturing efficiencies and higher volume. The sequential gross margin improved due to higher volume.
The Weighing and Control Systems segment revenues were $18.6 million in the third quarter of 2014, down 1.7% from $18.9 million in the third quarter last year, and down 7.7% from $20.2 million in the second quarter of 2014. Decreased year-over-year revenues are attributable primarily to lower volume, partially offset by the positive effect of exchange rates. The sequential decrease in revenues is attributable mainly to lower volume due to seasonality in the business. The gross margin for the segment was 45.9% in the third quarter of 2014 versus 43.0% in the third quarter of 2013 (47.8% excluding the KELK acquisition purchase accounting adjustments of $0.9 million) and 48.2% in the second quarter of 2014. The year-over-year decrease in adjusted gross margin is primarily due to lower volume and product mix. The sequential decrease in adjusted gross margin is due mainly to seasonally lower volume.
Outlook
Mr. Shoshani concluded, “In light of the current market demand levels, we expect net revenues in the range of $60 million to $65 million for the fourth quarter of 2014.”
* Note: Free cash flow is defined as the amount of cash generated from operations ($7.7 million for the third quarter of 2014), in excess of our capital expenditures ($2.2 million for the third quarter of 2014) and net of proceeds, if any, for the sale of assets (none in the third quarter of 2014).
Conference Call and Webcast
A conference call will be held today (November 5) at 10:00 a.m. EST (9:00 a.m. CST). To access the conference call, interested parties may call 1-888-317-6003 or internationally 1-412-317-6061 and use passcode 2680844, or log on to the investor relations page of the VPG website at www.vpgsensors.com.
A replay will be available approximately one hour after the completion of the call by calling toll-free 1-877-344-7529 or internationally 1-412-317- 0088 and by using the passcode: 2680844.

The replay will also be available on the investor relations page of the VPG website at www.vpgsensors.com. It will be available via phone and website for a limited time.
About VPG
Vishay Precision Group, Inc. (VPG) is an internationally recognized designer, manufacturer and marketer of: components based on its resistive foil technology; sensors; and sensor-based systems specializing in the growing markets of stress, force, weight, pressure, and current measurements. VPG is a market leader of Foil Technology Products, providing ongoing technology innovations in precision foil resistors and foil strain gages, which are the foundation of the company's Force Sensors products and its Weighing and Control Systems. The product portfolio consists of a variety of well-established brand names recognized for precision and quality in the marketplace. To learn more, visit VPG at www.vpgsensors.com.
Forward-Looking Statements
From time to time, information provided by us, including but not limited to statements in this report, or other statements made by or on our behalf, may contain "forward-looking" information within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements involve a number of risks, uncertainties, and contingencies, many of which are beyond our control, which may cause actual results, performance, or achievements to differ materially from those anticipated.
Such statements are based on current expectations only, and are subject to certain risks, uncertainties, and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, expected, estimated, or projected. Among the factors that could cause actual results to materially differ include: general business and economic conditions, changes in the current pace of economic recovery, including if such recovery stalls or does not continue as expected; difficulties or delays in completing acquisitions and integrating acquired companies, including KELK, the inability to realize anticipated synergies and expansion possibilities, difficulties in new product development; changes in competition and technology in the markets that we serve and the mix of our products required to address these changes; changes in foreign currency exchange rates; difficulties in implementing our ERP system and the associated impact on manufacturing efficiencies and customer satisfaction; difficulties in implementing our cost reduction strategies such as underutilization of production facilities, labor unrest or legal challenges to our lay-off or termination plans, operation of redundant facilities due to difficulties in transferring production to lower-labor-cost countries; and other factors affecting our operations, markets, products, services, and prices that are set forth in our Annual Report on Form 10-K for the fiscal year ended December 31, 2013. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.
VPG
Wendy Wilson
Senior Director Investor Relations and Corporate Communications
919-374-5501
wendy.wilson@vpgsensors.com

VISHAY PRECISION GROUP, INC.
Consolidated Condensed Statements of Operations
(Unaudited - In thousands, except per share amounts)

	Fiscal quarter ended
	September 27,	September 28,
	2014	2013
Net revenues	$63,402	$57,729
Costs of products sold	39,625	38,486
Gross profit	23,777	19,243
Gross margin	37.5%	33.3%

Selling, general, and administrative expenses	19,668	18,485
Acquisition costs	—	57
Restructuring costs	144	99
Operating income	3,965	602
Operating margin	6.3%	1.0%

Other income (expense):
Interest expense	(212)	(276)
Other	(81)	210
Total other income (expense) - net	(293)	(66)

Income before taxes	3,672	536

Income tax expense (benefit)	523	(919)

Net earnings	3,149	1,455

Less: net earnings (loss) attributable to noncontrolling interests	30	(11)

Net earnings attributable to VPG stockholders	$3,119	$1,466

Basic earnings per share attributable to VPG stockholders	$0.23	$0.11

Diluted earnings per share attributable to VPG stockholders	$0.22	$0.11

Weighted average shares outstanding - basic	13,757	13,734

Weighted average shares outstanding - diluted	13,977	13,944

VISHAY PRECISION GROUP, INC.
Consolidated Condensed Statements of Operations
(Unaudited - In thousands, except per share amounts)

	Nine fiscal months ended
	September 27,	September 28,
	2014	2013
Net revenues	$189,605	$178,027
Costs of products sold	119,084	117,255
Gross profit	70,521	60,772
Gross margin	37.2%	34.1%

Selling, general, and administrative expenses	58,286	54,847
Acquisition costs	—	752
Restructuring costs	475	487
Operating income	11,760	4,686
Operating margin	6.2%	2.6%

Other income (expense):
Interest expense	(660)	(771)
Other	(770)	(1,073)
Total other income (expense) - net	(1,430)	(1,844)

Income before taxes	10,330	2,842

Income tax expense (benefit)	1,955	(339)

Net earnings	8,375	3,181

Less: net earnings attributable to noncontrolling interests	89	18

Net earnings attributable to VPG stockholders	$8,286	$3,163

Basic earnings per share attributable to VPG stockholders	$0.60	$0.23

Diluted earnings per share attributable to VPG stockholders	$0.59	$0.23

Weighted average shares outstanding - basic	13,755	13,504

Weighted average shares outstanding - diluted	13,968	13,940

VISHAY PRECISION GROUP, INC.
Consolidated Condensed Balance Sheets
(In thousands)

	September 27,	December 31,
	2014	2013
Assets	(unaudited)
Current assets:
Cash and cash equivalents	$75,424	$72,785
Accounts receivable, net	43,078	40,500
Inventories, net	53,909	54,973
Deferred income taxes	2,887	4,784
Prepaid expenses and other current assets	11,216	10,500
Total current assets	186,514	183,542

Property and equipment, net	47,956	49,323
Goodwill	18,266	18,880
Intangible assets, net	19,838	22,458
Other assets	20,074	17,901
Total assets	$292,648	$292,104

Liabilities and equity
Current liabilities:
Trade accounts payable	$10,290	$10,258
Payroll and related expenses	14,194	15,016
Other accrued expenses	14,827	15,814
Income taxes	525	615
Current portion of long-term debt	4,882	4,137
Total current liabilities	44,718	45,840

Long-term debt, less current portion	19,060	22,936
Deferred income taxes	1,003	1,259
Other liabilities	7,748	7,738
Accrued pension and other postretirement costs	10,061	10,780
Total liabilities	82,590	88,553

Commitments and contingencies

Equity:
Common stock	1,273	1,271
Class B convertible common stock	103	103
Capital in excess of par value	189,335	188,424
Retained earnings	40,933	32,647
Accumulated other comprehensive income (loss)	(21,750)	(19,027)
Total Vishay Precision Group, Inc. stockholders' equity	209,894	203,418
Noncontrolling interests	164	133
Total equity	210,058	203,551
Total liabilities and equity	$292,648	$292,104

VISHAY PRECISION GROUP, INC.
Consolidated Condensed Statements of Cash Flows
(Unaudited - In thousands)
	Nine fiscal months ended
	September 27,	September 28,
	2014	2013
Operating activities:
Net earnings	$8,375	$3,181
Adjustments to reconcile net earnings to
net cash provided by operating activities:
Depreciation and amortization	8,734	9,016
Loss (gain) on disposal of property and equipment	61	(27)
Share-based compensation expense	780	929
Inventory write-offs for obsolescence	972	901
Other	(625)	(3,214)
Changes in operating assets and liabilities	(5,757)	(4,636)
Net cash provided by operating activities	12,540	6,150

Investing activities:
Capital expenditures	(5,626)	(3,910)
Proceeds from sale of property and equipment	74	76
Purchase of business	—	(48,919)
Net cash used in investing activities	(5,552)	(52,753)

Financing activities:
Proceeds from long-term debt	—	25,000
Principal payments on long-term debt and capital lease obligations	(3,105)	(2,362)
Debt issuance costs	—	(384)
Distributions to noncontrolling interests	(58)	(64)
Net cash (used in) provided by financing activities	(3,163)	22,190
Effect of exchange rate changes on cash and cash equivalents	(1,186)	(1,195)

Increase (decrease) in cash and cash equivalents	2,639	(25,608)

Cash and cash equivalents at beginning of period	72,785	93,881
Cash and cash equivalents at end of period	$75,424	$68,273

Supplemental disclosure of non-cash financing transactions:
Conversion of exchangeable notes to common stock	$—	$5,861

VISHAY PRECISION GROUP, INC.
Reconciliation of Adjusted Earnings Per Share
(Unaudited - In thousands, except per share data)
	Fiscal quarter ended		Nine fiscal months ended
	September 27,	September 28,	September 27,	September 28,
	2014	2013	2014	2013
Net earnings attributable to VPG stockholders	$3,119	$1,466	$8,286	$3,163

Reconciling items affecting operating margin

Acquisition purchase accounting adjustments	15	903	56	4,401
Acquisition costs	—	57	—	752
Restructuring costs	144	99	475	487

Reconciling items affecting income tax expense
Tax effect of purchase accounting adjustments, acquisition cost adjustments, restructuring cost adjustments, and discrete items	54	1,297	149	2,643

Adjusted net earnings attributable to VPG stockholders	$3,224	$1,228	$8,668	$6,160

Weighted average shares outstanding - diluted	13,977	13,944	13,968	13,940

Adjusted net earnings per diluted share	$0.23	$0.09	$0.62	$0.44

VISHAY PRECISION GROUP, INC.
Reconciliation of Consolidated Adjusted Gross Margin
(Unaudited - In thousands)
	Fiscal quarter ended		Nine fiscal months ended
	September 27,	September 28,	September 27,	September 28,
	2014	2013	2014	2013
Gross profit	$23,777	$19,243	$70,521	$60,772
Gross margin	37.5%	33.3%	37.2%	34.1%

Reconciling items affecting gross margin
Acquisition purchase accounting adjustments	15	903	56	4,401

Adjusted gross profit	$23,792	$20,146	$70,577	$65,173
Adjusted gross margin	37.5%	34.9%	37.2%	36.6%